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     On June 3, 2009, PHH Corporation (“PHH”, the “Company,” “we,” “us,” or “our”) made an investor presentation at the Keefe, Bruyette & Woods 2009 Diversified Financial Services Conference in New York City. A copy of the presentation transcript is set forth below in its entirety. The presentation slides accompanying the presentation were filed by the Company with the Securities and Exchange Commission (the “SEC”) on a Current Report on Form 8-K on June 3, 2009. Comments made by the moderator in the transcript reflect the moderator’s own ideas and beliefs and were not provided or reviewed by PHH.
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     Statements in this presentation transcript that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Examples of forward-looking statements used in the following transcript include statements regarding our beliefs and expectations regarding future operating and financial performance.
     You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the SEC under the Exchange Act in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.
Important Additional Information
     PHH Corporation, on May 7, 2009, filed a proxy statement in connection with its 2009 Annual Meeting of Stockholders and advises its stockholders to read that proxy statement because it contains important information. Stockholders can obtain a free copy of that proxy statement and other documents (when available) that PHH files with the SEC at the Commission’s website at www.sec.gov. That proxy statement and these other documents are also available free of charge by directing a request to PHH Corporation, Attn: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054 or visiting PHH’s website at www.phh.com under the “Investor Relations” tab.
     PHH, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from PHH stockholders in connection with the 2009 Annual Meeting of Stockholders. Information regarding the names, affiliations and interests of such individuals is contained PHH’s proxy statement referred to in the preceding paragraph.
TRANSCRIPT
PHH Corporation
6/3/2009 — 2:05 PM ET
Speaker ID Edwa

PHH Corporation
June 3, 2009
2:05 PM ET

Bose George:	I’d like to kick things off again. We have PHH Corporation. PHH is a unique company that includes a mortgage bank and a fleet management business. We have the shares trading at about two thirds to book value. We have an outperform rating on the stock, we think it’s a very interesting value proposition. We have a $25 price target. From PHH we have Terry Edwards presenting and we have Sandra Bell, the CFO, as well. With that, I will turn it over to Terry to tell you their story.

Terence Edwards:	Thanks, Bose. Good afternoon, everyone. As I say to people when I present back at the office, I’m much closer to a priest than I am a rock star because as usual people fill in, sit in the back versus taking the front row which is completely empty here on my right.

Our presentation today is going to be a little bit different than the presentation that we gave a year ago. A year ago we talked about book is book. Our company was trading at a discount to book and we talked about book is book because that’s the thing that we could get our arms around because it was an unusual world about a year ago today. We can get our arms around more things today because the mortgage market has become clearer to us and we’ll talk about the concept we call the new mortgage world for PHH during this presentation today.

So for those out there on the web, we’re on page five of the agenda. What we’re going to cover in this presentation today is a brief overview of the first quarter which is almost history since we’re more than halfway through, two-thirds of the way through the second quarter. We’re going to talk about the mortgage segments and how they did during the first quarter and how we feel about them on a go-forward basis. We’re going to talk about the fleet management business. And then we’ll talk about the combined segments, particularly the mortgage business in the new mortgage world. We’ll talk about our funding strategy and then we’ll be happy to take questions. Hopefully we’ll have the answers.

Highlights for the first quarter — net income of $2 million and the key stat here is non-GAAP operating profit of $119 million. So much like the banks, we added back credit losses, but we also added back $71 million MSR write down that we took in the first quarter because the par mortgage coupon dropped from approximately 4% at year end down to 3.92% at the end of the first quarter.

In addition, the government came out and announced new programs that enabled those that were underwater equity wise, to refinance. Therefore we had to project higher

PHH Corporation
6/3/2009 — 2:05 PM ET
Speaker ID Edwa

speeds, prepayment speeds, for those loans that previously couldn’t refinance and now could refinance. And that drove about a $70 million write down during the first quarter. As we’ve talked about, the second quarter, in a level rate environment, without an MSR write down, the picture would improve almost instantaneously by $70 million since run rates were holding up through the first six, eight weeks of the second quarter.

We provide quarterly results, for any of you that are going through this presentation, we provide the back up on page 8 for non-GAAP operating income. We provide our balance sheet that shows that we’re conservatively leveraged at about 5.1:1 at the end of the fourth quarter. And now let me dive into the mortgage segments on page 11 and start to introduce this concept of the new mortgage world.

Strong first quarter earnings driven by volume up 96% from the fourth quarter, pricing margins incredibly healthy. The margins in the mortgage business are the best we’ve seen since the late 90s when the accounting changed. Back in the late 90s, the accounting geniuses decided that you could capitalize MSR and the business started to have issues on a go-forward basis from that day from my mind’s standpoint, meaning people suddenly could capitalize the servicing rights. And those capitalized servicing rights became earnings. Therefore, I had earnings, therefore I’m going to lower my price to the consumer and damage the overall business. Margins we’re seeing today are the best we’ve seen all the way back to then. They’re actually better than we’ve seen in 2003. It’s a function of many fewer players in the industry and then the largest players in the industry being the three main banks, they’re having to cure a multitude of sins. Therefore, they need earnings, therefore they’re pricing their mortgage business much more rationally.

Purchase volume made up 29% of our business and we continued to have a cost discipline around — on a go-forward basis, how to squeeze more and more margins out of the business on a go-forward business.

Page 12 gives you the adjusted mortgage production segment results. So we reported $113 million. We had about a $10 million write-down for some older loans that are still on our books. A year ago I started talking about the concept of book was book. Everything on our balance sheet is mark to market, so prices continued to deteriorate from the end of the year through the first quarter so we wrote down some HELOCs and some second loans and some scratch and dent loans that were still around.

Now this is the exciting page, this is page 13 for those of you on the web. We show you the history of the mortgage business in terms of originations, but we show you this green dotted line, the pricing margins on loans to be sold. If you go back to ‘07 which started margins were in the 40 to 50 range, dipped as volume came down, the slowest quarter in the fourth quarter of ‘07, volume came down, margins came down. As we move into the first quarter and second quarter of ‘08, volumes went up, margins went up. That’s what they always do. When volume picks up, margins pick up. And unfortunately, when volumes go down, margins go down. Sort of a double whammy.

As we moved into the third quarter and the fourth quarter of 2008, business got slower and slower, yet there was no more Countrywide, there was no more WAMU, there was no more IndyMac, there were no more of these fly by night mortgage brokers that opened up overnight because their funding went away. As a result, the pricing was dictated by the large banks and the margins moved up to 100 and beyond during the third quarter and they creeped even higher during the fourth quarter when volume got even slower.

During the third quarter and the fourth quarter of ‘08 last year, it’s kind of like the lost

PHH Corporation
6/3/2009 — 2:05 PM ET
Speaker ID Edwa

year, ‘08 was the lost year in the mortgage business. And that last year treasury rates, interest rates were low throughout the year, should have been a decent refi market for the industry as a whole, but it wasn’t because Fannie and Freddie were completely ineffective and mortgage spreads widened out dramatically. Therefore, it didn’t make sense for anyone to do anything. In fact the par mortgage coupon during the fourth quarter hit 6%, par mortgage coupon is around 4.55% as we speak today as the government stepped in at the end of November and went on its program to bring rates down, to bring mortgage rates down.

But the key takeaway here is, when volume went down, margins went up. So you’re now above 100 basis points and as we move into the first quarter of ‘09 they got even better as volume got better. Our theory, our hypothesis is as volume slows down again, margins perhaps won’t go below that 100 basis points. Because people still have to make money in the mortgage business, because all of the bad competitors have disappeared, you’re left to the three large banks and then we’re the fourth largest retail player right behind those three large banks. They price appropriately, everyone wins. And we think they’ll do that on a go-forward basis because they still have credit losses from a HELOC standpoint, they still have portfolio losses from other lending, they still have credit card losses. The government just changed the rules on credit cards, therefore a lot of their earnings that they were getting from credit cards won’t even come back as those laws come into place. So banks have to make money. Therefore, they’ll price the business rationally and they don’t have all these other knuckleheads that have disappeared from the face of the earth causing irrational pricing. So it should be a good place on a go-forward basis.

Our outlook for the second quarter and for the year — we think strong year. Fannie and the MBA are projecting over $2 trillion in industry volume which would translate to $40 billion assuming a 2% market share which is about what we have. So volume from that standpoint should be good.

Mortgage production, page 15, we provide you all the assumptions that bring you to page 16. This is a matrix, sensitivity analysis to say if margin is 80 — now I just took you through that new mortgage world, 100 — we think the floor is 100. So if 100 and if PHH does $36 billion in originations during the course of a year, we would make $126 million. Now fourth quarter run rate, margins were much higher. They were up towards this 175 and the run rate for the business was 40. So we showed you that $123 million run rate for the fourth quarter on an adjusted basis a little above this because of mix issues. But run rate wise, that’s what it looked like. If interest rates stayed where they were during the first quarter and the second quarter, and throughout the year, we would expect this type of run rate. To the extent that rates drift up, we’ll start moving to the left of the matrix, but we’d like to think now in this new mortgage world, the floor might be 100 basis points. Now as we move to the left of that matrix, our servicing business would improve.

Page 17, we talk about the servicing business. We had $118 million loss during the first quarter, $71 million of which was that MSR write down that we talked about because of the change in the government programs. So after that, the picture gets a little bit better. Now we would expect on a go-forward basis in a normalized market where it’s not refi mania, the servicing business would throw off 10 basis points of earnings, meaning $130 million of earnings.

Now how do you get there? On page 18 we build a bridge to say what the first quarter would have looked like absent changes in interest rates. So the MSR valuation of the $71 million, you add that back, you add back excess credit losses that we have that we think eventually will normalize, you add back some reinsurance losses we have in our Atrium reinsurance subsidiary, and then the impact of delinquency rates. As delinquencies go

PHH Corporation
6/3/2009 — 2:05 PM ET
Speaker ID Edwa

up, they’re going up for everyone in the industry, but as I’ll show in some slides later, they’re going up less for us. But as you get loans delinquent in the servicing portfolio, you don’t collect servicing rights on that anymore. Therefore, you have to write that value down on a loan by loan basis as you go.

So that gets you to a negative $19 million from the servicing business. But on a go-forward basis, if prepays slow to a rate — I’m on page 19 now, to a rate of 10%, we get back $32 million in value per quarter from a slowdown in prepays. Real loans that are going away don’t go away anymore so you keep that value. The other area that we bring back earnings is, for every 100 basis points that LIBOR increases, we have $2.5 billion in escrows deposited in various institutions around the country that earn us LIBOR. So as LIBOR increases, and that will happen some day, we get back $25 million for every 100 basis points move up. So these are the components to build back to how does the servicing business makes 10 basis points to $130 million?

The point here is, when you put the two segments together back in a normalized business, both segments should be cranking at over $100 million a year, assuming we can be at that close to $36 billion. Now your question to us would be, well how are you going to be at the $36 billion to the extent that things start to slow down? In slower markets, we win more outsourcing accounts, so we would expect to pick up market share, A) from the housing market. In theory if interest rates are up, it’s going to be a better place because the government has in theory fixed housing. So purchase business will pick up. We’ve got a significant relationship with Realogy so we would benefit from the pick up in housing. All of our clients would pick up from the benefit in housing. In addition, in a slower market, if we were to slow down again, we would expect to sign new accounts because they don’t have the scale. Small banks, regional banks don’t have the scale to operate a mortgage platform and therefore they would outsource to us as we’ve traditionally won accounts when markets have slowed down before.

Just jumping into some assets in terms of book is book, our MSR value on page 20, we lay out all the assumptions in terms of how we get there. We have conservatively valued the MSR at 97 basis points, as of 3/31/09. We look at all the other large financial institutions, large services out there, generally they were all in the low 90s. Now the difference between their low 90s and our high 90s could be made up by — we can reconcile that in a couple of ways. One, we have slower prepay speeds. Our model is typically 85% to 90% of industry speeds because we operate at different models. Most of our competitors have compiled huge pieces of their MSR book via wholesale correspondent business and the lending retail loan officer driven platforms. Therefore, there’s a loan officer at the end of every single customer that has that name on a Rolodex. And when interest rates dip just a little bit, they work that. In our institution, you don’t have that going on. Because everything is mostly inbound so deals aren’t getting reworked and as a result, the model prepay is slower than others.

So bottom line is, the difference in delinquencies, the difference in prepay speeds, more than rationalizes we at 97 basis points and the other players at 90, 92, 93. So we feel good about where our MSR is marked.

Superior servicing portfolio performance on page 21 shows this is 60 day delinquencies adjusted based on prime only. We significantly outperform the industry and would expect to continue to do the same. Being an open book, mortgage recourse and reserves, we have about $392 million of loans that are on recourse. About this first $80 million, which is a credit enhancement program that we did with one of the agencies, that will be down to just about zero at the end of the second quarter. So we’re left about $300 million of other recourse. Those are basically loans that have built up over time. In fact, almost

PHH Corporation
6/3/2009 — 2:05 PM ET
Speaker ID Edwa

50% of them are 2004 and beyond.

If you go back in time, when a mortgage company made an error, they were able to indemnify the investor. In this new world, you have to buy the loans back. So that portfolio has been built up over time. In this new world, if you make an error on a loan it’s worth $0.50. In the old world if you made an error on a loan it was worth $0.92. Needless to say, we spend an awful lot of time focusing on making sure we don’t create any new scratch and dent loans on a go-forward basis.

So we feel like we’ve adequately reserved for that. We have about $88 million in reserves for those buckets. We also operate a captive insurance business. We think the combination of the reserves that we have booked coupled with the future premiums, we’ve got adequate reserves set up here. In addition, there is currently $264 million of restricted cash, so this is not going to create a liquidity event in any way, shape, or form for us.

If there is any good news here, there’s five books that are exposed. The ‘04 book, the ‘05, ‘06, ‘07, and ‘08 books. Based on our reserves and how we look at the future, the maximum losses will be hit in the ‘05, ‘06, ‘07 books. We still feel good about the ‘04 book. The ‘08 book will still play out. The new government programs are going to help both of those books. So we’d like to think that this can eventually turn the corner and start to be an earnings producer again in the future, but we’re not suggesting that today, but that will occur once the economy starts to turn around in a robust fashion.

The impact of government programs is not reflected in our MSR. So we took the impact of MSR in the first quarter for changes in government programs which would enable people to refinance. But we haven’t taken any benefit from the fact that we now have loans that we could modify for Fannie and Freddie and then get $1,000 a year for the next three years to the extent that we’re able to fix those loans. This will help in two ways. One, — or three ways. One, we’re already incurring the cost of reworking these loans, so we’ll get some money to offset the costs associated with those loans. It’s not like we have new costs and then we get new revenue. We have the costs and now we have a brand new bucket of revenue to the extent that we modify these loans.

The other way it helps is, loans that were going delinquent, the impact of delinquencies to the MSR value itself, that will go away as loans don’t go delinquent because they get restructured, then they go forward. So more to come on this and as these programs, although announced in the first quarter, they’re really not starting to get any kind of inertia until today as we sit here today because all the rules needed to come together. The last thing any lender wanted to do was make a mistake modifying a loan that shouldn’t have been modified and now you’ve got an issue in terms of a loan you’re going to have to buy back or deal with. And it will obviously be costly. So we wanted to make sure we had all the rules, just as the industry did, completely bolted down in terms of what are the actual guidelines for Fannie and Freddie.

So opportunities and risk for 2009? Obviously the fed policy is going to impact what happens with mortgage rates on a go-forward basis. So we’ll play that out. The jumbo market continues to remain illiquid. Where we do jumbo business we do it for our clients on a fee basis. Our clients, high end clients that we have, they provide those products to their typically private wealth management and other clients. So they’ll — we’re still in the jumbo business via that route, but it’s done on a fee basis. We’re not actually selling those markets, those loans into the secondary market.

Economies of scale and consolidation will continue to drive our opportunities. So if the

PHH Corporation
6/3/2009 — 2:05 PM ET
Speaker ID Edwa

market does slow down, we get the benefit of winning more market share because people will outsource to us.

So mortgage outlook, assuming rates are stable, this gets back to what I was saying at the top. The bottom line is, you would take the first quarter results and add $70 million to the MSR write-down if interest rates remain flat. That changes a little bit if interest rates move up or down. But assuming flat, we would expect it to make $70 million using the first quarter run rate on a quarterly basis to the extent that rates didn’t change. And that would have been the case when I gave this presentation in San Francisco a week and half or so ago, that was still the case, but rates have changed pretty significantly in the last week or so. But we’ll see what the government does about getting those rates back down.

So new mortgage world. On page 27. At this time we believe we have a balance between the production and the servicing segments due to the natural business hedge. So I said, rates stable we’d make $70 million. In a rising rate environment, this is what I talked about, how the servicing business moves back to 10 basis points. So currently losing money because of prepay decay and because of the MSR write down and because the escrows aren’t earning anything from us. As those things change in a rising rate environment, that business moves back towards $100 million and I believe the production business, assuming we can hit $36 billion in originations, last year we hit $34 billion in originations, first half $20 billion, second half $14 billion. As I indicated, the market basically seized up in the second half of the year because Fannie and Freddie weren’t effective anymore.

But at $36 billion at 100 basis points, we’d make $126 million in annual profits. So you’re talking about plus $100 million in a normalized world for the production segment. Moving back towards $100 million for the servicing segment. So we’re feeling good about where we are because the decks have been cleared, because we’ve got fewer competitors, because all the competitors need to make money, and go back to that slide where I show the pricing behavior back when business slowed down in the second half of the year, we think that validates our hypothesis.

Shifting to the fleet management business. This business two years ago had been $100 million business, $60 million last year, and what we’ve told the world it’s a $20 to $30 million business this year. We got out of balance in terms of rolling over financing that came due. Our leases are typically average life of a little under three years and we had debt coming due each year in part because we had out of our spin out from Cendent we were delayed in filing our financials and then we were under contract with the deal with Blackstone and GE so we couldn’t move out our financing. We got behind the eight ball there and then the world started to implode and the cost of our financing went up. In November and February, we actually put that bank conduit facility in amortization. But as a result of the rising costs associated with that and the fact that the leases didn’t march up with that, we got our businesses split from the $100 (million) to the $60 to the $20 to $30 this year. We think the $20 to $30 this year is the floor and we’re working our way — on a go-forward basis we’re pricing these units properly.

We entered this year without any financing. We had put our financing in amortization and there was — when we did an investor presentation back in November/December, what you should know about this business, and I should have said this at the top, this is not — we shouldn’t think about this fleet business as a leasing business. This is a fleet management business. We provide financing as one of our products, but the core product that we provide is keeping the costs low for our clients to operate geographically dispersed vehicles, light trucks, heavy trucks, around the country for typically Fortune 500 companies. We serve about a third of the Fortune 500.

PHH Corporation
6/3/2009 — 2:05 PM ET
Speaker ID Edwa

So when it comes to the lease, gain or loss associated with that vehicle, when it comes off the books is for the account of the client. But during the life of that vehicle, we’re working with our clients to tell them when they should sell the vehicle, how they should maintain the vehicle, how to deal with driver behavior to minimize costs, to minimize the costs associated with fuel. So very, very risk free business except for the fact that we got out of this mismatch from a financing standpoint.

We’re now in the mode where we’re pricing the vehicles on a go-forward basis. As the old vehicles roll off, that negative spread if you will, disappears and we have a positive spread on the vehicles as they go forward. And one of the things that management has spent a lot of time on was making our assets eligible for TALF. Our assets are now eligible for TALF, so we expect to utilize TALF sometime this year and therefore that should eliminate the funding issue that we have on a go-forward basis. One would expect that TALF will be around for while until the asset backed markets fix themselves. Our assets eligible for TALF are, you should know our credit losses associated with this business over the last ten years have averaged less than three basis points. So an incredibly clean book in terms of the way we run this business.

During the first quarter we made $7 million in this business, but if we adjust for, I’m on page 30, if we adjust for the increased cost of debt, that 18, you multiply that by four, you start to move up the run rate of the business back towards that $70 or $80 million that we hope to get it to in the next couple of years.

From a funding standpoint, as I talked about, we talked about our assets eligible for TALF, and there’s also the Canadian market, asset backed market appears to be thawing. We have several hundred million dollars of our liquidity tied up in Canadian assets that we would hope to access the asset backed market in Canada and free up some liquidity there.

So our outlook from the business bottom line, on page 32, we expect $20 million to $30 million in segment profit for 2009 and we expect to return the annualized profitability of $70 million to $80 million within two years. So as those old units come off the books and the new units come on the books, and we get out from under the funding mismatch.

As a company, our expectations are for the second quarter, and again, this assumes a stable rate environment, we expect the mortgage segments to make $70 million, the fleet segment to make $7 million for a combined pretax profit of $77 million or $0.85 which is a little above the expectation that Bose has set for the company.

Funding strategy on a go-forward basis, it’s don’t make the same mistake that we made in the past in terms of making sure we’re pushing out financing at all times in a laddered fashion so that it’s not all coming due at once and we reduce our funding risk of the business In the short term we want to leverage TALF, we want to leverage the Canadian government programs. We’ll leverage the term markets themselves and then we’re also working on trying to become a depository. We have $2.5 billion in escrows, a billion of which in theory could be moved into an institution that’s not rated AA. If we wanted to move the whole $2.5 billion, our bank would have to be rated AA-. We don’t expect to be able to buy a bank and become AA- overnight. Obviously it’s the first step in the journey though.

So for us, there’s a billion that could be moved. The billion is the taxes and insurance piece of the escrows for each individual. Each individual is backed by the FDIC and therefore those deposits could be moved into an institution to the extent that we could

PHH Corporation
6/3/2009 — 2:05 PM ET
Speaker ID Edwa

buy one. The logic being there, a billion of escrows that goes into an institution, we can leverage it to some extent from a funding standpoint and part of that would be take that billion and pay down our warehouse borrowings for our mortgage warehouse where we pay LIBOR plus 300 at an all in basis.

So you take the billion where you’re earning escrows today, pay down LIBOR plus 300 debt, you make $30 million a year on a go-forward basis. So that’s the first step in the logic to why we want to get something done and we’re going to be selective in terms of how we do it because obviously there are lots and lots of banks out there for sale. But we don’t want to buy an institution that eventually creates a hole. That would not be value add for shareholders.

So as we say around our office, we’re trying to thread the needle in terms of being able to get the bank and being able to leverage the escrows and make sure we don’t shoot ourselves in the head by picking something up that’s got issues with it.

So in summary, we believe PHH is incredibly well positioned in the new mortgage world. Our mortgage company is mark to market. We believe we can get the fleet segment back to $70 million to $80 million, and we’re excited, incredibly excited about the future for both businesses at PHH. So I’ll pause now and we’ll take some questions.

Unidentified Participant:	Can you just talk about the mortgage warehouse funding?

Terence Edwards:	The question is mortgage warehouse funding. We have a facility from RBS at $1.5 billion. It rolls, it comes due in June of this year, but at our option automatically renews for another 12 months. So obviously we will use the option and we’ll roll forward for another 12 months. We also leveraged the Fannie Mae and Freddie Mac funding facilities where once a loan is closed, you can leverage their financing. It’s called a sooner than pooled. So we leverage that as well. So we are quite comfortable with the capacity that we have from a funding strategy warehouse on a go-forward basis.

Bose George:	Terry, the guidance you gave a couple of weeks ago, the $0.85, and I assume that rate is relatively stable, we’ve seen a bit of a back up. If we basically assume the quarter ends today, there will be a write up of the MSR which changes that $0.85 to the upside?

Terence Edwards:	Yes, that is a reasonable assumption that if interest rates ended where we are today, we would certainly reverse the $71 million that we took in the first quarter and then it would be a function of how high rates are to determine how much we write up the MSR. But that’s a reasonable assumption. But we as a company, we didn’t take at the end of the year for the first — we wrote a significant amount of MSR off because we decided not to hedge. The decision not to hedge was liquidity driven but also driven from the fact that because of volatility the cost of hedging was running close to $10 million a month.

So when we looked at that decision as a management team we said look, if rates go lower we’re going to have this paper loss. We think the production segment will outrun any real losses which is the actual prepay and the decay and that proved to be the case in the first quarter. We think that if interest rates went higher and we remained hedged, we’d have a liquidity issue. We also think that if rates ran down and we remained unhedged, they’d eventually head back up. And when they do, we’d take that paper loss right back up. And it’s also good to be, we think philosophically, to be unhedged in a market where you’re at all time lows. And the new MSR that you’re putting on is going to be extremely valuable in a rising rate environment.

But my ultimate point there is, that’s a function. That’s not anything that management did

PHH Corporation
6/3/2009 — 2:05 PM ET
Speaker ID Edwa

in terms of creating those earnings at the end of the second quarter for when interest rates rise. But the fact is, we do benefit from the underlying slowdown in the prepay and the servicing business moving back towards the 10 basis points that it should be at on a normal basis. Yes, Sir?

Unidentified Participant:	(inaudible — off mike)

Terence Edwards:	Okay, so for the benefit of those on the phone, the question is, what do we expect to happen with refi activity given the volatility associated with rates? Application volume appears to be extremely volatile when rates, when the par mortgage, when the zero point quote if you will is below 5% versus when it’s above 5%. So using the zero point quote, it had been below 5% during the first quarter or quite close to 5% and that’s what caused massive activity. People could come in and get a great rate for zero points down.

As interest rates pivot around there, there’s — you’ve got a real tipping point in terms of refi mania and some level of normal refi activity. I read something this week where Credit Suisse said 50 basis points ago 87% of the market was in the money for refinance. And where we are today, only 37% of the market is in the money for refinance activity.

Now we analyze our portfolio for the same types of moves and rates in terms of what’s in the money and what’s not in the money. I would tell you that our portfolio kind of mirrors the Credit Suisse numbers that I read about earlier this week. So you’re going to have big swings in terms of refi activity, 87 to 37 in terms of that 50 basis point swing that we’ve just experienced. Yes, Sir?

Unidentified Participant:	In your opening remarks you said a year ago when you came here it was all about our book is real book. You suggested I think that today is different.

Terence Edwards:	Well today I would tell you —

Unidentified Participant:	I wasn’t sure what you were saying

Terence Edwards:	I appreciate the question so I can clarify the answer. So the question was, I talked about, a year ago we talked about book is book and now I’m talking about this scenario of the new mortgage world on a go-forward basis. Obviously what I’m saying — it’s not so obvious since you asked the question, but the point I was trying to make is, we’re worth a lot more than book now. To the extent that we can get all three businesses up to $100 million on a go-forward basis. that would lead you to a valuation that starts to move into the $3 plus range in terms of earnings, all the way up to $4 if everything were to come together. So on that basis, we’re worth a lot more than book, so I appreciate the question so I could provide that clarity. Yes, Sir?

Unidentified Participant:	The credit environment in this space, you noted the margins you think had a floor of 100 basis points. What do you do between now and the time period where you expect competition to really come in to create more (inaudible) around that?

Terence Edwards:	So the question is what do we do — so I’m not quite following your question.

Unidentified Participant:	Should you be acquiring other services? I guess I would just assume that if nothing changed, if the business is going to be this good, it will attract competition (inaudible).

Terence Edwards:	Good question. So the question is, if the business is this good, it will attract other competition. I’ve been around in this business all the way since November of 1984 when PHH bought a small mortgage company. So to your point, I’ve watched this business get

PHH Corporation
6/3/2009 — 2:05 PM ET
Speaker ID Edwa

hot and cold and watched new entrants. Over my career I’ve watched people like Travelers Insurance jump in the business, I’ve watched GE jump in the business, I’ve watched GMAC jump in the business. You watch all these fly by night mortgage broker operations jump into the business where they could just plug into a big warehouse lender coupled with a takeout and do business overnight. Those barriers to entry are now significant in that the large institutions have figured, one in particular, their CEO was quoted as saying his losses on broker driven business are three X what his losses are from his own portfolio.

So warehouse lending has dried up. So the ability for somebody with a phone and a car to jump into this business is not there anymore. So the small guys can’t come into the business. The large guys are all de-levering, they’re not coming into the business. So significant barriers to entry which should mean this new mortgage world can stay the way it is for awhile. Strategy wise, we want to add the bank to add some — get $30 million of benefit. We also want to continue to sign more accounts. Our business, both businesses, incredibly client focused. If we take care of our clients in both the mortgage business and the vehicle business, they are our best sales people. So by taking care of our clients today as we go through the ebbs and flows of business, they help us sign new accounts. As business slows down we have a robust pipeline of clients that we’re talking to, as good as it’s ever been and we expect to win those accounts. Some of them have delayed the activities because they’ve had bigger fish to fry over the last six months to make sure that they get to the other side. So those conversations continued well.

So we continue to grow market share, so strategy wise and what we’re going to do about it is grow more and more market share, leverage the fixed costs associated with our platform to a greater, greater degree.

Unidentified Participant:	Just one follow up — you’ve been in the business that long, you’ve seen consistently the situation change. Obviously the barriers exist, but there’s no guarantee in 12 months.

Terence Edwards:	Yes, we hope that the memories are a whole lot better this time around. But obviously if we build scale and leverage our platform, we’re going to have the ability to have better execution which puts us in a special place. And as I mentioned, we’re now the fourth largest retail player behind Wells, Chase, and B of A. Yes, Sir?

Unidentified Participant:	How hard would it be to license a bank versus buy one, just start one from scratch?

Terence Edwards:	Ideally we would be able to start one from scratch so you wouldn’t be picking up the sins of others. But that is something that’s just not going to happen in the regulatory environment based on the way we read the tea leaves and meetings that we’ve had with regulators. So not doable. It will have to be done via some type of acquisition, but the idea is to do something. The smaller the acquisition, the less possible hole that you have to fill. So we’re trying to balance what it is we do with our ability to — if we buy a very small institution, putting in a billion dollars overnight might create a bit of headache for a regulator. So we’re trying to balance that out as we work through the process and try to optimize the risk we take versus what we buy and the benefits that we get. Yes, Sir?

Unidentified Participant:	On average, how long is it taking you to close a mortgage from start to finish? How are you booking the revenue during that duration? And the second part of that question is, what is the average duration for your EPDs and reps and warranties recourse compared to where they were in ‘05 to ‘07?

Terence Edwards:	Let’s do it one question at a time, I can’t walk and chew gum. So the first question is, how long is it taking us to process loans? On average we’re inside 60 days in terms of

PHH Corporation
6/3/2009 — 2:05 PM ET
Speaker ID Edwa

our processing the loan. You have ebbs and flows, waves of business will sometimes push that a bit backwards, but our clients expect us to deliver a high level of service and therefore we’re in position to do that. So on average we’re there.

In terms of EPDs and buybacks, we’re having less and less of issues with EPDs in ‘08 and first half of ‘09 than we’ve had in the past because much of ‘08 was making sure that we screwed down things as tightly as possible to make sure that we don’t cause any issues with any loans on a go-forward basis. But typically we have rep and warrant risk and that’s part of our reserves and that’s for the life of the loan if you’ve done something wrong in terms of the loan. And then the other part of your question?

Unidentified Participant:	How are you booking the revenue for reps and warranties today?

Terence Edwards:	The way we book the revenue — the way we used to book the revenue was you would book the revenue onto close, but you would defer the expenses. The accounting changed at the beginning of last year such that you book some of the revenue at interest rate lock based on what you expect to pull through. And that’s what you do. And then at the end when you close the loan and you have all the loans close from that particular wave of loans that come in, you figure out whether or not your pull through is right and figure out whether your real revenue is right and you tie it out. But bottom line is, you’re booking the revenue at the rate lock and then assume pull through.

Unidentified Participant:	(inaudible — off mike)

Terence Edwards:	Yes. Ballpark we’ll say 65% to 75%. It’s a function of what kind of business it is. Purchase business is closer to 75%. They bought a home, they need the home, they want to move into it. When you do a refi loan, you have the risk associated with you’ve just given that customer an option. They don’t necessarily have to close and they’ll watch interest rates move around, so the pull through rate can move as interest rates change. But generally 65% to 75% is what we use on a pull through basis.

Unidentified Participant:	When you expand your warehouse funding, does the price of that change? And what do you think of that type of funding on a longer term basis?

Terence Edwards:	Well generally speaking, when we extend the financing the cost stays the same, so it’s approximately LIBOR plus 300 all in. And I would tell you for the quality of our assets, LIBOR plus 300 is very expensive. So we’ll see how that changes over time. But right now we’re very happy to have it because warehouse funding is not in abundant supply today.

Unidentified Participant:	Is part of the idea of the bank to relieve, to replace the warehouse funding?

Terence Edwards:	Part of the idea of the bank is another arrow in the quiver of funding. So yes, absolutely utilizing those escrows and any deposits that we’re able to get from that institution. Our idea is — becoming a bank to us is, over time we’ve done a good job of managing the asset side of the balance sheet. High quality mortgage warehouse loans, high quality performance based on the slide that I shared, high quality fleet assets We want to stick to our knitting if we acquire a bank and continue to generate those types of assets. We don’t want to get into businesses we don’t know. But coming with the bank is obviously we bring our escrows to the equation and any depository synergies that they might have on an ongoing basis we would expect to leverage to try to increase the liquidity that we can generate from the bank.

But we want to stick to our knitting in the assets that we know.

PHH Corporation
6/3/2009 — 2:05 PM ET
Speaker ID Edwa

Unidentified Participant:	The earnings derived in the fleet services, is that financing or is it vehicles as well?

Terence Edwards:	The earnings derived from the fleet management business is almost all driven by the financing. So the slide where it’s $7 million that you add back the $11 million of increased financing cost gets you to $18 million, that gets you to $72 million on a run rate basis. Not quite the $100 million that we’ve been running at. Other aspects are new car orders have slowed down from clients. When clients order new cars, we make money from that aspect of the business. So to the extent that you move back — so the answer to your question, almost all driven by the financing issue. Some of the earnings will come back. As fleets age, they’re going to need to be replaced, so at some point there will be a pop in vehicle acquisitions in the future.

Bose George:	We have time for one more.

Unidentified Participant:	Any thought to separating the 2 businesses?

Terence Edwards:	We frequently get that question, strategic thought about separating the two businesses. We work for the shareholders, we’re always thinking about what the right thing to do is. One of the things — we looked at a deal two years ago, GE/Blackstone. At the time we were trading in the mid 20s, the price was $31.50. The board got together and decided that given the headwinds, this was in early 2007, given the headwinds in the mortgage industry, that it was a bird in the hand if you will to take the $31.50. As the board looks at generating shareholder value, that question comes up all the time. For background, the tax basis in both businesses is low, so any sale of one of the units would cause a tax, a significant tax bite out of shareholders.

So the other idea would be clearly spin off one of the businesses so the two businesses could do their own thing and shareholders could perhaps realize value that way. The two businesses were put together in the beginning of time when we were spun off from Cendent in order to make sure that they could support each other through the volatile times. We have been unwilling to separate the two businesses until we could look forward and say, hey, each business can stand on its own and go forward successfully for shareholders. If we had separated the businesses in the last two years, it would have been disaster, each business would have caved in, and shareholders would have nothing.

So the two businesses will stay together until we make sure we take care of shareholders and separation makes sense to the extent that it ever makes sense. We would tell you that to the extent that a depository helps with our liquidity funding, the depository could be the glue that keeps the two businesses together because our competitors in the fleet space, with the exception of GE, are not banks. So we have to determine whether or not we now had funding execution leverage because we were a depository to the extent we were able to grow that into something. But all of that needs to play out over time.

Bose George:	Great. Thanks very much.

Terence Edwards:	Thank you.